UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2007

TYCO INTERNATIONAL LTD.
(Exact Name of Registrant as Specified in its Charter)

Bermuda	98-0390500
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-13836
(Commission File Number)

Second Floor, 90 Pitts Bay Road
Pembroke, HM 08, Bermuda
(Address of Principal Executive Offices, including Zip Code)

441-292-8674
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement

On September 17, 2007, Tyco executed a definitive agreement to sell its Brazilian power transmission line business to a subsidiary of Terna Participações S.A. for approximately $295 million on a cash and debt free basis, subject to working capital adjustments.  The disposition is structured as an all cash sale of 100% of the stock of ETEO — Empresa de Transmissão de Energia do Oeste Ltda., a Brazilian subsidiary in Tyco’s EarthTech division.  The transaction is subject to Brazilian regulatory approval and normal closing conditions and is expected to close by the end of first quarter of calendar year 2008.

Item 8.01.     Other Events

Tyco has been informed that two of its subsidiaries, Tyco Valves & Controls Italia and Biffi Italia, with combined 2006 revenue of approximately $89 million, and two former employees of those subsidiaries, are among numerous companies and individuals that are expected to be named by the Milan public prosecutor’s office in a request to the Milan criminal tribunal court seeking charges against those named in the request.  Although Tyco has not received a copy of the request, Tyco has learned that the request is expected to allege that the parties named therein made or arranged for improper payments to Italian government officials.  Each of Tyco’s subsidiaries involved in this matter is fully cooperating with the public prosecutor’s investigation, and Tyco is pursuing its own internal investigation.  At this time, Tyco cannot predict the ultimate resolution of this matter, but believes that if Tyco’s Italian entities are named and the matter is not settled, an adverse resolution would most likely result in criminal or civil sanctions being imposed on these Italian entities, including monetary penalties.  Tyco believes that any such monetary penalties would not have a material impact on its financial condition, results of operations and cash flows.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYCO INTERNATIONAL LTD.
(Registrant)

	By:	/s/ Judith Reinsdorf
Judith Reinsdorf
Executive Vice President and General Counsel

Date: September 18, 2007